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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SPECIALTY CHEMICAL RESOURCES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       SPECIALTY CHEMICAL RESOURCES, INC.

                             9055 S. Freeway Drive

                             Macedonia, Ohio 44056
       LOGO

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1999
                      ------------------------------------

To Our Stockholders:

     The Annual Meeting (the "Annual Meeting") of Stockholders of Specialty Chemical Resources, Inc. (the "Company") will be held at the offices of Specialty Chemical Resources, Inc., 9055 S. Freeway Drive, Macedonia, Ohio 44056 on June 3, 1999 at 10:00 a.m. (Cleveland time) for the following purposes:

      I. To consider and vote upon a proposal to adopt an amendment to the Company's Restated Certificate of Incorporation increasing the Company's authorized shares of common stock, par value $.10 per share, to 30,000,000 shares, as more fully described in the accompanying Proxy Statement;

      II. To elect seven Directors of the Company for the ensuing year;

     III. To ratify the appointment of Grant Thornton LLP as the independent accountants for the Company; and

      IV. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record as of the close of business on April 28, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof.

                                              By Order of the Board of Directors
                                                         /s/ Edwin M. Roth

                                                           EDWIN M. ROTH
                                                       Chairman of the Board

April 30, 1999

PLEASE DATE AND EXECUTE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE ANNUAL MEETING.

                       SPECIALTY CHEMICAL RESOURCES, INC.

                             9055 S. Freeway Drive

                             Macedonia, Ohio 44056
      LOGO

                      ------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 3, 1999
                      ------------------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Specialty Chemical Resources, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from the holders of the Company's common stock, par value $.10 per share ("Common Stock"), for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Cleveland time, on June 3, 1999 (the "Annual Meeting"), at the office of Specialty Chemical Resources, Inc., 9055 S. Freeway Drive, Macedonia, Ohio 44056.

     Stockholders of record as of the close of business on April 28, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof. On that date there were outstanding shares of Common Stock. In order to conduct business at the Annual Meeting, the holders of at least one-third (1/3) of the outstanding shares of Common Stock must be present at the Annual Meeting, in person or by proxy. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. The Company has no other class of voting securities outstanding.

     Shares of Common Stock cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified on such proxies. All votes represented by the enclosed proxy will be cast in the manner specified by a stockholder with respect to the proposal to (i) amend the Company's Restated Certificate of Incorporation to increase the Company's authorized Common Stock to 30,000,000 shares, (ii) elect the seven nominees named herein, and (iii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company. In the absence of such specification, the votes will be cast "FOR" each proposal. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either by delivering a notice in writing to the Secretary of the Company or by voting in person at the Annual Meeting.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, properly executed proxies that are (i) marked "abstain" or "withhold authority," as the case may be, or (ii) held in "street name" by brokers and that are not voted on one or more particular proposals (if otherwise voted on at least one proposal), will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will not be treated as either a vote for or a vote against any of the proposals to which such broker non-votes apply and, therefore, will not be counted in determining the number of shares necessary for approval.

     This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 30, 1999. The Specialty Chemical 1998 Annual Report, which includes the Company's financial statements, is being mailed with this Proxy Statement.

             I. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     The Company's Board of Directors has determined that this amendment to the Company's Restated Certificate of Incorporation is advisable and has voted to recommend that the Company's stockholders adopt such amendment. The amendment increases the number of authorized shares of Common Stock by 17,000,000 to a total of 30,000,000 (the "Amendment").

     If the Amendment is approved by the stockholders at the Annual Meeting, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which is expected to be made shortly following adoption of the Amendment by the stockholders.

REASONS FOR AND EFFECTS OF THE AMENDMENT

     The Board of Directors of the Company is asking stockholders to adopt the Amendment so that the Company will be able to reserve sufficient shares of Common Stock for issuance upon conversion of (i) the accrued interest on the Company's 6% Convertible Subordinated Notes Due 2009 (the "New Notes") and (ii) the Company's 12% Subordinated Promissory Notes, dated March 15, 1999 (the "Bridge Notes"). Additionally, the Company is asking stockholders to adopt the Amendment so that it has additional shares of Common Stock available for issuance under circumstances that are advantageous to the Company. These circumstances may include raising additional capital or making acquisitions, although the Company is not contemplating any such transactions at this time.

     The Company issued the New Notes pursuant to a rights offering (the "1999 Rights Offering") to its stockholders and holders of its 6% Convertible Subordinated Notes Due 2006 (the "Original Notes"), on an as converted basis, which was completed on March 15, 1999. An aggregate of $1,360,000 principal amount of New Notes was issued pursuant to the 1999 Rights Offering. The New Notes are convertible into shares of Common Stock after March 15, 2002, upon a change of control of the Company or in the event of an election contest in connection with the election of Directors of the Company. The New Notes are convertible at a rate of $.40 per share.

     The Company has $304,800 aggregate principal amount of Bridge Notes outstanding, which mature on January 15, 2001. The principal and accrued interest on the Bridge Notes will be payable at maturity in cash, or at the holder's option, in shares of Common Stock based upon the fair market value of the Common Stock. However, the noteholders may demand full payment in shares of Common Stock of principal and accrued interest on the Bridge Notes at any time after the Company has authorized, unissued and unreserved shares of Common Stock sufficient to pay, in full, the outstanding principal and interest under all the Bridge Notes.

     Currently, the Company has 13,000,000 shares of Common Stock authorized pursuant to its Restated Certificate of Incorporation. As of April 28, 1999,
there were                shares of Common Stock issued and outstanding, 538,963
shares of Common Stock reserved for issuance pursuant to outstanding options, and 4,798,236 shares of Common Stock reserved for issuance upon conversion of the Original Notes.

     Pursuant to the terms of the New Notes, 6,140,779 shares will need to be reserved for issuance upon conversion of the New Notes, including accrued interest, into Common Stock. It cannot be determined how many shares of Common Stock will be required upon conversion of the Bridge Notes, but based on the
closing price on April 28, 1999, which was $     per share,
shares of Common Stock would be required upon conversion of the Bridge Notes.

     If the Amendment is adopted, the Company will have authorized but unissued shares of Common Stock, which would be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. The existence of authorized and unissued Common Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of the Company's assets or similar transaction, since the issuance of Common Stock could be used to dilute the share ownership and voting rights of such person or entity. Further, any of such authorized but unissued Common Stock could be privately placed with purchasers who might support incumbent management, making a change in control of the Company and removal of incumbent management more difficult.

     The Company is not proposing the Amendment in response to any effort to accumulate the Common Stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders. Finally, the Board does not currently contemplate recommending the adoption of any other amendments to the Company's Restated Certificate of Incorporation which could be construed to affect the ability of third parties to take over or change control of the Company.

     The New Notes, Original Notes and Bridge Notes may delay, defer or prevent a change of control of the Company, even if it is favorable to the interests of stockholders, because of the convertibility features of these securities. The Original Notes have the same convertibility features as the New Notes. The conversion of the New Notes, Original Notes or Bridge Notes into shares of Common Stock may have a dilutive effect on existing stockholders, including any stockholder attempting to effect a change of control of the Company.

     In addition to the convertibility features of the New Notes, Original Notes and Bridge Notes and the anti-takeover protection afforded the Company under the Delaware General Corporation Law, the Board of Directors has the ability to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designation and relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. Issuances of preferred stock could make it more difficult for a third party to acquire the Company.

1999 RIGHTS OFFERING AND ISSUANCE OF BRIDGE NOTES

     Pursuant to the 1999 Rights Offering, each stockholder received one subscription right for each 551 shares of Common Stock that such stockholder held and each noteholder received one subscription right for each 551 shares of Common Stock that such noteholder's Original Notes were convertible into. Each subscription right entitled the holder to purchase $100 principal amount of New Notes for $100.

     The net proceeds of the 1999 Rights Offering were used to repay certain indebtedness to each of Edwin Roth, CEW Partners and Martin Trust (collectively, the "Investors"). The indebtedness was represented by three $500,000 principal amount subordinated promissory notes originally due December 15, 1998, which were extended until March 15, 1999, and which bear interest at a rate of 12% per annum. The proceeds from these subordinated promissory notes were used to meet current cash flow and working capital needs of the Company.

     As agreed to by the Investors and the Company, the Company canceled these subordinated promissory notes as payment of each Investor's subscription price for the New Notes. The Bridge Notes were issued to the Investors in an amount equal to the principal amount of the subordinated promissory notes that exceeded the subscription price for the New Notes purchased by each Investor.

     In the 1999 Rights Offering, Edwin Roth, Corey Roth, Terence Conklin, CEW Partners and Martin Trust each received New Notes. Edwin Roth, CEW Partners and Martin Trust are each the holder of one-third of the total aggregate principal amount of the Bridge Notes. See "Common Stock Ownership" and "Transactions With Management."

DESCRIPTION OF THE AMENDMENT

     Paragraph A(1) of Article FOURTH of the Company's Restated Certificate of Amendment will be replaced in its entirety by:

     (1) Thirty Million (30,000,000) shares of Common Stock, with a par value of ten cents ($.10) per share; and

VOTE REQUIRED FOR ADOPTION OF THE AMENDMENT

     The affirmative vote of a majority of the stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, at which a quorum must be present, is required to adopt the Amendment. Unless otherwise specified, the shares represented by the enclosed proxy will be voted "FOR" the adoption of the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL CONCERNING THE ADOPTION OF THE AMENDMENT.

                           II. ELECTION OF DIRECTORS

     At the Annual Meeting, seven Directors are to be elected for the ensuing year to hold office until the next Annual Meeting and until their successors shall have been elected and shall have qualified. Pursuant to the Company's By-laws, the affirmative vote of a majority of the stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, at which a quorum must be present, is required to elect Directors. Unless otherwise specified, the shares represented by the enclosed proxy will be voted "FOR" the election of the seven nominees named below. In the event that any nominee refuses or is unable to serve as a Director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person as may be nominated.

             INFORMATION AS TO THE NOMINEES, THE BOARD OF DIRECTORS
                   AND THE EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is information about each nominee for election as a Director and each executive officer of the Company (based on information supplied by him), including his name, age, positions with the Company (other than as a Director) and principal occupations during the past five years.

  Name, Age and Positions
      With the Company
    Other than Director                                     Occupation and Other Information
  -----------------------                                   --------------------------------
NOMINEES
Edwin M. Roth, 71                                  Mr. Roth has been a Director and Chairman of the
  Chairman of the Board of                         Board of Directors of the Company since its
  Directors and Chief                              formation in June 1982. Mr. Roth was President of
  Executive Officer                                the Company from June 1982 until June 1997. Mr.
                                                   Roth was Chief Executive Officer of Aerosol
                                                   Systems, Inc. ("ASI"), a former subsidiary of the
                                                   Company acquired effective December 31, 1988 and
                                                   merged into the Company effective December 30,
                                                   1992, from January 1989 until December 1992. Mr.
                                                   Roth is the father of Corey B. Roth, a Director and
                                                   executive officer of the Company.
Corey B. Roth, 41                                  Mr. Roth has been President and Chief Operating
  President, Chief Oper-                           Officer of the Company since June 1997, and a
  ating Officer, Treasurer                         Director since October 1984. Mr. Roth served as
  and Assistant Secretary                          Treasurer and Assistant Secretary from June 1992
                                                   until June 1997. Mr. Roth served as a Vice
                                                   President from June 1982 until June 1997. Mr. Roth
                                                   served as Secretary from October 1984 until June
                                                   1992 and Treasurer from November 1987 until January
                                                   1990. Mr. Roth was Vice President of Administration
                                                   of ASI from April 1989 until December 1992. Mr.
                                                   Roth is the son of Edwin M. Roth.
George N. Aronoff, 65                              Mr. Aronoff has been a Director of the Company
  Secretary                                        since May 1989 and Secretary since June 1992. Mr.
                                                   Aronoff was also a Director of the Company from
                                                   February 1982 until September 1984. Mr. Aronoff has
                                                   been a partner in the Cleveland law firm of
                                                   Benesch, Friedlander, Coplan & Aronoff LLP, counsel
                                                   to the Company, for more than the past five years.

  Name, Age and Positions
      With the Company
    Other than Director                                     Occupation and Other Information
  -----------------------                                   --------------------------------
Geoffrey J. Colvin, 47                             Mr. Colvin has been a Director of the Company since
                                                   August 1996. For more than the past five years, Mr.
                                                   Colvin has been a partner of CEW Partners, a
                                                   private investment partnership.
Terence J. Conklin, 42                             Mr. Conklin has been a Director of the Company
                                                   since August 1996. For more than the past five
                                                   years, Mr. Conklin has been President of Trust
                                                   Investments, Inc., which acts as the family office
                                                   and private investment company to the Martin Trust
                                                   family.
Victor Gelb, 72                                    Mr. Gelb has been a Director of the Company since
                                                   May 1989. Mr. Gelb is President and Chief Executive
                                                   Officer of Victor Gelb Inc., a manufacturer of
                                                   reinforcement fibers, a position which he has held
                                                   for more than five years. Mr. Gelb is also a
                                                   Director of Pioneer Standard Electronics, Inc.
Lionel N. Sterling, 61                             Mr. Sterling has been a Director of the Company
                                                   since May 1989. Mr. Sterling was also a Director of
                                                   the Company from February 1982 until September
                                                   1984. Since January 1987, Mr. Sterling has been
                                                   President of Equity Resources Inc., a private
                                                   investment company. Mr. Sterling is also a Director
                                                   of i-Stat Corporation.
EXECUTIVE OFFICER
David F. Spink, 48                                 Mr. Spink has been Vice President and Chief
  Vice President, Chief                            Financial Officer of the Company since June 1997.
  Financial Officer and                            From January 1996 until June 1996, Mr. Spink was
  Treasurer                                        Vice President and from June 1996 to June 1997 was
                                                   Chief Financial Officer of Aerosol Systems, a
                                                   Division of the Company. From November 1994 until
                                                   January 1996, Mr. Spink was a self-employed
                                                   Strategic Planning and Financial Consultant. From
                                                   1993 until 1994, Mr. Spink was Director of Planning
                                                   and Analysis for B.F. Goodrich.

     Under agreements dated August 30, 1996 and February 1, 1999 (the "Voting Agreements") among CEW Partners, Martin Trust, Edwin Roth and Corey Roth, Edwin Roth and Corey Roth agreed, among other things, to vote their shares of Common Stock for the election of Messrs. Colvin and Conklin as Directors of the Company. Mr. Colvin is a principal of CEW Partners, a greater than 5% beneficial owner of the Company's Common Stock. Mr. Conklin is President of Trust Investments, Inc., which acts as the family office and private investment company to Martin Trust, a greater than 5% beneficial owner of the Company's Common Stock. See "Common Stock Ownership."

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1998. In 1998, all of the Directors attended more than 75% of the meetings of the Board of Directors and any Board committees on which they serve. The Board of Directors has an Audit Committee, a Nominating Committee, and a Stock Option and Compensation Committee. The general functions of such Board committees, the identity of each committee member and the number of committee meetings held by each committee during the last fiscal year are set forth below.

     The Audit Committee acts as a liaison between the Company's independent auditors and the Board of Directors, reviews the scope of the annual audit, reviews the Company's annual and quarterly financial statements and reviews the sufficiency of the Company's internal accounting controls. The Audit Committee consists of Geoffrey J. Colvin, Victor Gelb and Lionel N. Sterling. The Audit Committee held one meeting during the fiscal year ended December 31, 1998.

     The Nominating Committee is responsible for making recommendations to the Board of Directors with respect to the organization and size of the Board and its committees, for selecting candidates for election to the Board of Directors and its committees and for considering the qualifications of Directors. There is no established procedure for submission of nominations by stockholders. The Nominating Committee consists of George N. Aronoff, Corey B. Roth and Edwin M. Roth. The Nominating Committee held one meeting during the fiscal year ended December 31, 1998.

     The Stock Option and Compensation Committee is responsible for the approval of grants of options under the Company's stock option plan for officers and key employees of and consultants to the Company and makes recommendations regarding the compensation of officers and key employees of the Company. The Stock Option and Compensation Committee consists of George N. Aronoff (except with respect to stock option matters), Terence J. Conklin and Victor Gelb. The Stock Option and Compensation Committee held one meeting during the fiscal year ended December 31, 1998.

DIRECTOR REMUNERATION

     Directors who are not employed by the Company were entitled to receive in 1998 an annual fee of $16,000, reimbursement for travel expenses, a fee of $500 for each Board meeting attended and a fee of $500 for each meeting of a committee of the Board attended that was not held on the same day as a Board meeting. These Directors deferred receipt of annual fees during 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company is required to identify any director or executive officer who failed to file, on a timely basis, with the Securities and Exchange Commission (the "Commission") a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company, it believes that during 1998, the Directors and executive officers of the Company complied with all such filing requirements, except that Geoffrey Colvin did not timely file a Form 4 upon the acquisition of shares of Common Stock and New Notes by CEW Partners, which are attributed to Mr. Colvin by virtue of the Commission's beneficial ownership rules.

                             COMMON STOCK OWNERSHIP

     The following table sets forth, as of April 5, 1999, based on information provided to the Company by the persons named in the table, the number of shares of Common Stock owned by each Director, each executive officer and by the Directors and executive officers of the Company as a group, and the persons or groups of persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company.

Name, and Address if applicable, of    Amount and Nature of     Percentage
          Beneficial Owner            Beneficial Ownership(1)   Ownership
-----------------------------------   -----------------------   ----------
Edwin M. Roth                                  875,771(2)(3)(4)(5)   20.24%
  Specialty Chemical Resources, Inc.
  9055 S. Freeway Drive
  Macedonia, Ohio 44056
Corey B. Roth                                  147,562(2)(3)(4)(5)    3.43%
David F. Spink                                  17,500(3)(4)          *
George N. Aronoff                               41,574(3)             *
Victor Gelb                                     22,857(3)             *
Geoffrey J. Colvin                             362,953(3)(4)(5)(6)    8.52%
Terence J. Conklin                               5,000(3)(4)(5)       *
Lionel N. Sterling                              52,964(3)(4)       1.24%
All Directors and officers as a              1,519,932(3)(4)(5)   34.11%
  group
  (eight individuals)
CEW Partners                                   357,953(4)(5)       8.41%
  30 Rockefeller Plaza
  Suite 2500
  New York, New York 10020
Martin Trust                                   357,953(4)(5)       8.41%
  c/o Trust Investments, Inc.
  52 Stiles Road
  Salem, New Hampshire 03079
Wolverine Investors (7)                        531,600(8)         12.49%
  200 West Madison Street
  Suite 3800
  Chicago, Illinois 60606

---------------

 * Less than one percent.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares of Common Stock have sole voting and investment power with respect to those shares.

(2) Includes 6,249 shares of Common Stock owned by the Edwin M. Roth Family Foundation, Inc., a not-for-profit Ohio corporation. Edwin Roth and Corey Roth are both officers and trustees of such foundation and have shared voting and investment power with respect to the shares of Common Stock owned by such foundation.

(3) Includes the following number of shares of Common Stock which such persons have or had within 60 days after April 5, 1999 the right to acquire upon the exercise of options: Mr. Edwin Roth, 70,000; Mr. Corey Roth, 40,000; Mr. Spink, 10,000; Mr. Aronoff, 22,857; Mr. Gelb, 22,857; Mr. Sterling, 22,857;
    Mr. Colvin, 5,000; Mr. Conklin, 5,000; and all officers and Directors as a group, 298,571.

(4) Excludes shares of Common Stock issuable upon conversion of the Original Notes, which are not convertible until December 31, 2001 unless there is a change of control of the Company or an election contest for Directors, in which case the Original Notes would be immediately convertible. If the Original Notes, along with accrued interest, were convertible on April 16, 1999, then each of the following would have been entitled to receive the following number of shares of Common
    Stock: Mr. Edwin Roth, 652,051; Mr. Corey Roth, 115,927; Mr. Spink, 154,569; Mr. Sterling, 24,731; Mr. Conklin, 57,963; Martin Trust, 945,191; and CEW Partners, 945,191. The shares issuable upon conversion of the Original Notes owned by CEW Partners may be attributable to Mr. Colvin by virtue of the fact that Mr. Colvin is a partner of the General Partner of CEW Partners. Mr. Colvin disclaims beneficial ownership of such shares.

(5) Excludes shares of Common Stock issuable upon conversion of the New Notes, which are not convertible until March 15, 2002 unless there is a change of control of the Company or an election contest for Directors in which case the New Notes would be immediately convertible. If the New Notes, along with accrued interest, were convertible on April 16, 1999, then each of the following would have been entitled to receive the following number of shares of Common Stock; Mr. Edwin Roth, 860,500; Mr. Corey Roth, 128,500; Mr. Conklin, 25,750; Martin Trust, 996,000 and CEW Partners, 966,000. The shares issu able upon conversion of the New Notes owned by CEW Partners may be attributable to Mr. Colvin by virtue of the fact that Mr. Colvin is a partner of the General Partner of CEW Partners. Mr. Colvin disclaims beneficial ownership of such shares.

(6) Includes 357,953 shares of Common Stock held by CEW Partners of which Mr. Colvin is a partner of the General Partner. Mr. Colvin disclaims beneficial ownership of these shares.

(7) All information contained in this table regarding the identified beneficial owner and its security ownership, including related footnotes, is based solely on the Schedule 13D or Schedule 13G filing made by such beneficial owner as of the date of such filing.

(8) Wolverine Investors, an Illinois general partnership, is the holder of 246,600 shares of Common Stock. Lakeview Trust, 1990 Bronx Trust, 1990 Bronx Trust #1, 1990 Des Moines Trust #1, JJ 1994 Trust and 1990 Des Moines Trust (collectively, the "Trusts") are the general partners of Wolverine Investors. 1990 Des Moines Trust is also the holder of an additional 3,600 shares of Common Stock for which it has sole voting and investment power. Newton Minow and Daniel Tisch are trustees of each of the Trusts. Charles H. Goodman is a trustee of each of 1990 Bronx Trust, 1990 Bronx Trust #1, 1990 Des Moines Trust #1 and 1990 Des Moines Trust. The beneficiaries of each of the Trusts are family members of J. Ira Harris who from time to time provides investment advice to Wolverine Investors and the Trusts with respect to the acquisition or disposition of the Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the compensation paid to or deferred for the executive officers of the Company at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                  -------------------------------
                                     ANNUAL COMPENSATION                 AWARDS           PAYOUTS
                              ---------------------------------   ---------------------   -------
                                                                  RESTRICTED
                                                   OTHER ANNUAL     STOCK      OPTIONS/    LTIP      ALL OTHER
 NAME AND PRINCIPAL            SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
      POSITION         YEAR     ($0)     ($)(3)        ($)           ($)        (#)(1)      ($)         ($)
 ------------------    ----    ------    ------    ------------   ----------   --------   -------   ------------
Edwin M. Roth,         1998   $295,000         0        0                0           0       0             0
  Chairman &           1997   $295,000         0        0                0      75,000       0             0
  Chief Executive      1996   $275,000   $35,000        0                0           0       0             0
  Officer
Corey B. Roth,         1998   $215,000         0        0                0           0       0             0
  President &          1997   $215,000         0        0                0      50,000       0             0
  Chief Operating      1996   $195,000   $25,000        0                0           0       0         6,738(2)
  Officer
David Spink            1998   $145,000         0        0                0           0       0             0
  Vice President       1997   $125,000         0        0                0      25,000       0             0
  & Treasurer          1996   $ 76,120   $25,000        0                0      10,000       0             0

---------------

(1) There were no SAR grants by the Company in 1996, 1997 or 1998.

(2) Represents the dollar value of term life insurance premiums paid during 1996 by the Company for the benefit of Mr. Corey Roth. At the end of 1998, the Company canceled this life insurance policy and received the cash surrender value.

(3) Bonuses were paid in fiscal 1997 but were granted for services performed in fiscal 1996.

OPTION AND SAR GRANTS

     The following table summarizes options granted in the last fiscal year to the executive officers of the Company and potential realizable value of the options assuming a 5% and 10% annually compounded stock price appreciation. There were no SAR grants by the Company in 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                           APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                           OPTION TERM
--------------------------------------------------------------------------------------   ---------------------
                   NUMBER OF
                   SECURITIES    PERCENT OF TOTAL
                   UNDERLYING      OPTIONS/SARS
                  OPTIONS/SARS       GRANTED
                    GRANTED      TO EMPLOYEES IN    EXERCISE OR BASE                        5%          10%
      NAME            (#)          FISCAL YEAR        PRICE ($/SH)     EXPIRATION DATE      ($)         ($)
      ----        ------------   ----------------   ----------------   ---------------      ---         ---
Edwin M. Roth          0                0%                --                 --                 --          --
Corey B. Roth          0                0%                --                 --                 --          --
David F. Spink         0                0%                --                 --                 --          --

OPTION AND SAR EXERCISES

     The following table summarizes the exercise of options for the Company's Common Stock by the executive officers of the Company during the last fiscal year and the year-end balances of exercisable and unexercisable options of the executive officers. The Company has no outstanding SARs.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF            VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS/SARS   IN-THE-MONEY OPTIONS/SARS
                  SHARES ACQUIRED    VALUE        AT FISCAL YEAR-END         AT FISCAL YEAR-END
                    ON EXERCISE     REALIZED              (#)                        ($)
      NAME              (#)           ($)      EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
      ----        ---------------   --------   -------------------------  -------------------------
Edwin M. Roth            0             $0          95,000/50,000(1)                 $0/$0
Corey B. Roth            0             $0          56,667/33,333(1)                 $0/$0
David F. Spink           0             $0          15,000/20,000(1)                 $0/$0

---------------

(1) On March 12, 1997, Mr. Edwin Roth, Mr. Corey Roth and Mr. Spink were awarded options to purchase 75,000, 50,000 and 25,000 shares of Common Stock, respectively. However, the award provided that the options would terminate on the second anniversary of the date of the grant if the average of the fair market value (as defined in the stock option plan) of the Company's Common Stock on such anniversary date did not equal or exceed the option price on the date of grant. These options terminated on March 12, 1999.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The 1998 compensation of Mr. Edwin M. Roth and the other executive officers of the Company was recommended to the Board of Directors by the Stock Option and Compensation Committee (the "Committee") which is composed of three non-employee Directors. The Committee is responsible for approval (or recommendation to the Board of Directors) of the compensation arrangements for senior management, Directors and other key employees; review of benefit plans in which officers and Directors are eligible to participate; periodic review of the equity compensation plans of the Company and grants under such plans; and oversight of management development to insure continuity of senior management.

     While the Company does not have specific annual goals for each executive officer upon which to base compensation decisions, the Committee believes that there should be a strong correlation between executive compensation and compensation paid by comparable companies as well as overall Company performance, both to reward outstanding executive effort and to encourage it in the future. In this way maximum stockholder return can be expected. The Company presently uses a flexible array of salary, bonus and stock option plans to compensate and motivate its executive officers. The nature and manner of application of these various compensation tools for executive officers is determined subjectively by the Board of Directors upon the recommendation of the Committee.

     In 1998, as in prior years, the Company strived to provide an overall compensation package for each executive officer that fairly reflected that officer's contribution in relation to overall Company performance and that would motivate that officer to improve such performance in the future. The bases used to determine Mr. Edwin M. Roth's compensation were the same as those for the other executive officers of the Company. Base salary and bonus compensation were determined subjectively upon consideration of compensation history, expected individual contribution and the Committee's belief that Mr. Roth's base salary is in line with executive compensation paid by comparable companies. There were no bonuses declared for Mr. Edwin M. Roth or any of the other executive officers for services performed in 1998. The Committee awards stock options as incen tives to keep valuable employees, to motivate them, to contribute to improvements in the stock performance of the Company and to encourage and create ownership and retention of the Company's stock. No options were awarded to executive officers in 1998.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should insure that the Company does not lose any tax deductions because of the $1 million compensation limit. The Committee does not expect that this cap will cause the Company to lose any tax deductions in the foreseeable future. The Company's salaries for its highest paid executives, when added to annual bonus awards, do not approach $1 million.

                                            Stock Option and Compensation
                                            Committee

                                             Victor Gelb
                                             Terence Conklin
                                             George N. Aronoff

PERFORMANCE GRAPH

     The following graph compares the performance of the Common Stock ("CHM") to the Value Line Chemical Specialty Industry Index ("Industry Group") and the Russell 2000 Index ("Russell 2000") for the period commencing December 31, 1993, the last trading day before the beginning of the Company's fifth preceding fiscal year, and ending December 31, 1998. The results assume that $100 was invested on December 31, 1993 in CHM, Industry Group and Russell 2000 and that, in the case of Industry Group and Russell 2000, dividends have been reinvested. No dividends were paid on the Common Stock during this period.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       CHM, INDUSTRY GROUP, RUSSELL 2000
                                    [GRAPH]

                             1993          1994          1995          1996          1997         1998
-------------------------------------------------------------------------------------------------------
CHM                           100          43.64         29.09         21.82         15.45         5.45
RUSSELL 2000 INDEX            100          98.02        125.89        146.59        179.23       174.23
CHEMICAL (SPECIALTY)          100         104.65        134.70        161.42        200.12       178.01

Notes: (1) CHM data for the period ended December 31, 1993 and thereafter reflects the closing price of the Common Stock as reported in the AMEX-Composite Transactions.

                          TRANSACTIONS WITH MANAGEMENT

     During fiscal 1998, the Company retained the law firm of Benesch, Friedlander, Coplan & Aronoff LLP as counsel to the Company. Mr. Aronoff, a Director of the Company, is a partner with this law firm. The Company plans to retain this firm during the coming year.

     On June 15, 1998, Edwin Roth, CEW Partners and Martin Trust each loaned $500,000 to the Company in exchange for subordinated promissory notes. In connection with the issuance of these subordinated promissory notes, Edwin Roth, CEW Partners and Martin Trust and the Company agreed at the time that the notes would be refinanced with the net proceeds of a pro rata rights offering of Company debt to its stockholders and its holders of Original Notes. This debt was to be convertible into, or include detachable warrants to purchase, at least 3,000,000 shares of Common Stock for a price not greater than approximately $.50 per share. As part of this refinancing agreement, Edwin Roth, CEW Partners and Martin Trust agreed that one-third of the aggregate number of all rights distributed to them would be exercisable by each of them, or their affiliates, which in the case of Edwin Roth, includes Corey Roth, regardless of the actual number of rights issued to each of them.

     In connection with the 1999 Rights Offering completed in connection with the refinancing of the subordinated notes discussed above, Edwin Roth, Corey Roth, CEW Partners and Martin Trust entered in the Allocation Agreement as of February 1, 1999. The Allocation Agreement provided that the aggregate principal amount of New Notes received by all parties to the Allocation Agreement would be re-allocated so that each of (i) CEW Partners, (ii) Martin Trust and (iii) Edwin Roth and Corey Roth would receive one-third of the total aggregate principal amount of New Notes purchased by them in the 1999 Rights Offering.

     In connection with the 1999 Rights Offering, Edwin Roth, CEW Partners and Martin Trust each agreed with the Company to have $398,400 principal amount of their subordinated promissory notes canceled by the Company as payment of the subscription price for their New Notes, leaving a principal balance outstanding on each subordinated promissory note of $101,600. Each of Edwin Roth, CEW Partners and Martin Trust received a Bridge Note in that amount as consideration for cancellation of the remaining principal balance on each subordinated promissory note.

     The Bridge Notes mature on January 15, 2001 and bear interest at a rate of 12% per annum. The principal and accrued interest on the Bridge Notes is payable at maturity in cash, or at the holder's option, in shares of Common Stock based upon the fair market value of the Common Stock. However, in certain circumstances, the noteholders may demand full payment in shares of Common Stock of principal and accrued interest on the Bridge Notes prior to maturity. See "Amendment of Restated Certificate of Incorporation--Reasons for and Effects of the Amendment."

     On February 11, 1999, the Company paid the $112,500 aggregate accrued and unpaid interest as of January 31, 1999 on these subordinated promissory notes to the Investors in shares of Common Stock. The number of shares issued to the Investors was calculated based on the average closing price of the Common Stock for the five consecutive trading days prior to the day immediately before the payment date, which was $.30 per share. A total of 375,000 shares of Common Stock were issued equally among Edwin Roth, CEW Partners and Martin Trust.

                      III. INDEPENDENT PUBLIC ACCOUNTANTS

     The public accounting firm of Grant Thornton LLP was the Company's independent public accountants for fiscal 1998 and has been appointed, subject to stockholder ratification at the Annual Meeting, to continue in such capacity for the current fiscal year. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

                           INCORPORATION BY REFERENCE

     Specialty Chemical's 1998 Annual Report, which contains the Company's financial statements, is incorporated by reference into this Proxy Statement and is deemed to be a part of this Proxy Statement. The 1998 Annual Report accompanies this Proxy Statement.

                                 OTHER MATTERS

     All expenses of the Company in connection with this solicitation will be borne by the Company. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated therewith.

     In order for a stockholder proposal to be included in the Company's proxy statement for presentation at the 2000 Annual Meeting of Stockholders, it must be received, in writing, by the Secretary of the Company at its principal executive offices, 9055 S. Freeway Drive, Macedonia, Ohio 44056, not later than January 1, 2000. If the Company is not notified of a stockholder proposal before March 16, 2000, then the proxies held by management of the Company for the 2000 Annual Meeting of Stockholders will provide discretionary authority to vote against such stockholder proposal, even though the proposal is not discussed in the Proxy Statement.

     Management of the Company knows of no other matter that may come before the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the best judgment of the person voting the proxies.

                                            By Order of the Board of Directors
                                            /s/ Edwin M. Roth
                                            EDWIN M. ROTH
                                            Chairman of the Board
Cleveland, Ohio
April 30, 1999

          SPECIALTY CHEMICAL RESOURCES, INC.
          9055 S. Freeway Drive
          Macedonia, Ohio 44056
                                                   THIS PROXY IS SOLICITED ON
                                                             BEHALF
                                                    OF THE BOARD OF DIRECTORS

             The undersigned hereby appoints Edwin M. Roth and Corey B. Roth, or either of them, proxies of the undersigned with full power of substitution, to vote for the undersigned at the Annual Meeting of Stockholders to be held on June 3, 1999, at 10:00 a.m. (Cleveland time), at the offices of Specialty Chemical Resources, Inc., 9055 S. Freeway Drive, Macedonia, Ohio 44056, or at any adjournment(s) or postponement(s) thereof, as follows:

           I. Adoption of Amendment to Specialty Chemical Resources, Inc. Restated Certificate of Incorporation increasing the authorized shares of common stock to 30,000,000 shares.
                                 [ ] FOR         [ ] AGAINST         [ ] ABSTAIN
           II. Election of directors

                      [ ] FOR the seven nominees listed below               [ ] WITHHOLD AUTHORITY
                        (except as marked to the contrary below)              to vote for the nominees listed below

               EDWIN M. ROTH, COREY B. ROTH, GEORGE N. ARONOFF, GEOFFREY J. COLVIN, TERENCE J. CONKLIN, VICTOR GELB, LIONEL N. STERLING

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

          ----------------------------------------------------------------------

           III. Ratification of the appointment of Grant Thornton LLP as the independent accountants for Specialty Chemical Resources, Inc.
                                 [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

           IV. In their discretion on all other matters that may properly come before the meeting.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS I,
                                       II AND III.

                                                 (Continued on the reverse side)

          (Continued from other side)

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) FOR THE AMENDMENT TO SPECIALTY CHEMICAL'S RESTATED CERTIFICATE OF INCORPORATION, (2) FOR THE SEVEN NOMINEES TO THE BOARD LISTED ON THE REVERSE SIDE AND (3) FOR THE RATIFICATION OF GRANT THORNTON LLP AS SPECIALTY CHEMICAL'S INDEPENDENT ACCOUNTANTS.

          PLEASE DATE, SIGN EXACTLY AS NAME APPEARS BELOW, AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                                    Dated:                , 1999
                                                          ----------------

                                                    ----------------------------
                                                    Signature

                                                    ----------------------------
                                                    Signature, if held jointly

                                                    (If signing as attorney,
                                                    administrator, executor,
                                                    trustee, guardian, etc.,
                                                    please add your title as
                                                    such.) No additional postage
                                                    need be affixed to the
                                                    enclosed envelope if mailed
                                                    in the United States. Your
                                                    prompt attention will be of
                                                    assistance.